EXHIBIT 1


                                                 September 21, 1999

                                                 FOR IMMEDIATE RELEASE
                                                 Contact:         Richard Saltz
                                                 Telephone:       203-846-2274
                                                 Fax:             203-846-1776


                       PRIAL RESIGNS AS DIRECTOR OF TRUDY
                 SALTZ NAMED NEW INTERIM CHIEF FINANCIAL OFFICER


Norwalk, Connecticut, September 21, 1999 - Trudy Corporation (OTCBB: TRDY) announced today that Ms. E.T. Prial had resigned as a Director of Trudy, effective September 15, 1999. Ms. Prial has become an employee of Futech Interactive Products, Inc., which is party to the merger agreement with Trudy and others.

In an unrelated matter, Trudy's Vice President, Chief Financial Officer and Secretary, Mr. William T. Carney has resigned, effective September 10, 1999, to take a position with a new employer. Trudy's new interim Chief Financial Officer and Secretary is Mr. Richard Saltz who joined the Company on September 15, 1999.

Trudy, which does business under the name Soundprints, publishes juvenile story books and audio-cassettes which are sold in conjunction with contract manufactured educational toys to the retail and mail order markets. Trudy is traded on the OTC through the pink sheets under the symbol TRDY.


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